AquaBounty Technologies, Inc.
Results for the second quarter and first half ended June 30, 2017
MAYNARD, Massachusetts, August 4, 2017 - AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a biotechnology company focused on enhancing productivity in the aquaculture market and a majority-owned subsidiary of Intrexon Corporation (NYSE: XON), announces the Company’s financial results for the second quarter and first half ended June 30, 2017.
Financial and Operational Summary:

•	Significant operational progress made in advancing the Company's commercial plans;

•
Further to receiving regulatory approval from Health Canada and the Canadian Food Inspection Agency last year, sold approximately five tons of fresh AquAdvantage® Salmon fillets at market price to customers in Canada;

•	Purchased certain assets of the Bell Fish Company LLC farm site in Albany, Indiana, for $14.2 million, including legal and other transaction costs;

•	Received provincial approval from the Prince Edward Island regulatory authorities to construct a broodstock facility and a grow-out facility on the Company’s Rollo Bay site;

•	Completed the de-listing of the Company’s common shares from trading on AIM; and

•	Net loss for the three-month period ended June 30, 2017, was relatively flat at $2.1 million compared to the corresponding period of the previous year.
During the current quarter, the Company recognized $53 thousand of revenue on sales of AquAdvantage Salmon fillets. Operating expenses were up slightly to $2.1 million in the current period from $2.0 million in the corresponding period of the previous year, primarily due to the increased costs associated with being a public company in the United States.
Ronald Stotish, Chief Executive Officer of AquaBounty, stated: “This quarter marked two milestone events for AquaBounty-the purchase of our first commercial farm site for the production of our eco-friendly AquAdvantage Salmon in the United States and the very first sales of AquAdvantage Salmon. The sale and discussions with potential buyers clearly demonstrate that customers want our fish, and we look forward to increasing our production capacity to meet demand.”

For further information, please contact:

Dave Conley, Director of Communications
AquaBounty Technologies, Inc.
+1 613 294 3078

Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding the construction of a broodstock facility and grow-out facility on the Company’s Rollo Bay site; the production of AquAdvantage Salmon in the United States; customer demand for AquAdvantage Salmon; and an increase in production capacity. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate”, or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

AquaBounty Technologies, Inc.
Consolidated Balance Sheets
(Unaudited)

	As of
	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$7,991,382	$3,324,609
Certificate of deposit	12,972	10,666
Other receivables	161,039	164,743
Inventory	78,275	—
Prepaid expenses and other current assets	352,772	72,983
Total current assets	8,596,440	3,573,001

Property, plant and equipment, net	17,906,075	1,723,707
Definite lived intangible assets, net	191,847	198,698
Indefinite lived intangible assets	191,800	191,800
Other assets	21,628	21,628
Total assets	$26,907,790	$5,708,834

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$949,495	$1,017,851
Current debt	53,089	17,913
Total current liabilities	1,002,584	1,035,764

Long-term debt	2,952,668	2,645,015
Total liabilities	3,955,252	3,680,779

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized;
8,895,094 (2016: 6,463,936) shares outstanding	8,895	6,464
Additional paid-in capital	126,644,804	101,581,724
Accumulated other comprehensive loss	(278,121)	(286,272)
Accumulated deficit	(103,423,040)	(99,273,861)
Total stockholders’ equity	22,952,538	2,028,055

Total liabilities and stockholders’ equity	$26,907,790	$5,708,834

AquaBounty Technologies, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Product revenues	$53,278	$—	$53,278	$—

Costs and expenses
Product costs	50,777	—	50,777	—
Sales and marketing	202,910	239,142	411,198	440,519
Research and development	936,317	915,741	1,656,339	1,730,998
General and administrative	950,348	824,138	2,071,136	1,603,663
Total costs and expenses	2,140,352	1,979,021	4,189,450	3,775,180

Operating loss	(2,087,074)	(1,979,021)	(4,136,172)	(3,775,180)

Other income (expense)
Interest expense	(5,253)	(83,333)	(10,533)	(107,639)
Gain on disposal of equipment	—	—	—	2,861
Other income (expense), net	(1,109)	(1,482)	(2,474)	(2,855)
Total other income (expense)	(6,362)	(84,815)	(13,007)	(107,633)

Net loss	$(2,093,436)	$(2,063,836)	$(4,149,179)	$(3,882,813)

Other comprehensive income (loss):
Foreign currency translation gain (loss)	22,437	(3,182)	8,151	(100,175)
Total other comprehensive income (loss)	22,437	(3,182)	8,151	(100,175)

Comprehensive loss	$(2,070,999)	$(2,067,018)	$(4,141,028)	$(3,982,988)

Basic and diluted net loss per share	$(0.24)	$(0.39)	$(0.48)	$(0.74)
Weighted average number of common shares -
basic and diluted	8,892,213	5,250,504	8,647,861	5,249,405